Exhibit 10.2
November 28, 2006
Mr. Gary L. Neale
Chairman
NiSource Inc.
801 E. 86th Avenue
Merrillville, IN 46410
Dear Gary:
     This letter agreement will modify the terms of the letter agreement between us dated May 20, 2005 governing your compensation as a non-employee director and Chairman of the Board of Directors of NiSource Inc. This amendment reflects your desire and the Board’s agreement that you resign as Chairman at the conclusion of the November 2006 Board of Directors meeting and not stand for reelection to the Board of Directors at the Annual Meeting of Shareholders in 2007.
     This amendment amends and restates the paragraphs of the May 20, 2005 letter agreement captioned “Term”, “Compensation”, and “Early Termination”. In all other respects the provisions of the May 20, 2005 letter agreement will remain in full force and effect.
     The amended and restated provisions are set forth below:
     Term. The initial term of this letter agreement will be from July 1, 2005 through May 8, 2007.
     Compensation. You will be compensated at a rate of $50,000 per calendar quarter, or part thereof, through November 28, 2006 payable in arrears within ten days after the close of each such quarter and by a final payment of $100,000 on January 3, 2007.
     Early Termination. Notwithstanding the other provisions of this letter agreement, in the event of your death, or disability, or the termination of this letter agreement by mutual understanding, compensation, service credit and any other benefits will be provided on a pro rata basis, through the date of your death or disability or such termination, as applicable.
     Upon your acceptance and execution of this amendment it will become a binding agreement between you and NiSource Inc.

Sincerely, NiSOURCE INC.
By:	/s/Robert C. Skaggs
Robert C. Skaggs, President

Accepted by and agreed to this 28th
day of November, 2006
/s/ Gary L. Neale
Gary L. Neale

cc:	Ian M. Rolland, Chairman
Corporate Governance Committee

Dr. Stephen C. Beering, Chairman
Officer Nomination and Compensation Committee